EXHIBIT 2

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 24th day of January, 1997, by and among Consolidated Medical Centers, Inc., a Florida corporation ("Buyer"), and Consul-Med, Inc., a Florida corporation ("Seller").

                                    RECITALS

         A. Buyer is a Florida licensed health maintenance organization.

         B. Seller owns all the issued and outstanding Common Stock of Specialty Therapy Services, Inc., a Florida corporation ("Specialty").

         C. The Seller is willing to sell to Buyer certain assets of the Seller described in Schedule 2.1 attached hereto in exchange for the payment of the Purchase Price, as defined below, and subject to the terms and conditions contained herein.

         NOW, THEREFORE, for the mutual consideration set out herein, the parties hereby agree as follows:

                                    AGREEMENT

         1. RECITALS. The foregoing Recitals are true and correct, and are incorporated herein and made a part hereof.

         2. PURCHASE AND SALE.

                  2.1 PURCHASE PRICE FOR ASSETS. At the Closing on the Closing Date (as defined in Section 7), Buyer agrees to purchase, and Seller agrees to sell, convey, assign, transfer and deliver the assets owned by the Seller listed on Schedule 2.1 attached hereto (the "Assets"), in exchange for the purchase price set forth in Section 2.3, below. If Schedule 2.1 lists only 100 shares of Specialty's Common Stock, then no other assets are being sold to Buyer by Seller.

                  2.2 PURCHASE PRICE.

                 (1) The purchase price (the "Purchase Price") for the Assets shall be:

                          (i)      $500,000; and

                          (ii)     up to $250,000 if the certified
                                   outpatient rehabilitation
                                   facility ("CORF") owned by
                                   Specialty attains the gross
                                   revenues levels set forth in
                                   Section 2.2(2), below.

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                 (2)      If during the period commencing February
                          1, 1997 and ending January 31, 1999 the
                          CORF shall produce gross revenues in any 12 month period in the amounts listed below the Buyer shall pay the Seller the additional Purchase Price listed below, up to an aggregate additional Purchase Price of $250,000:

                          1997 GROSS REVENUES              ADDITIONAL PAYMENT

                          $950,000 to $999,999             $ 50,000
                          $1,000,000 to $1,199,999         $100,000
                          $1,200,000 or more               $100,000

                          "Gross Revenues" means the total billings for the CORF less Medicare contractual allowances. Payment of any additional Purchase Price shall be made to Seller within 15 days after Buyer verifies the above goals have been met.

                          During the period ending January 31,
                          1998, no gross revenues prior to February
                          1, 1997 may be included but the above
                          goals may be met in less than 12 months.
                          In no event shall achieving any goal be
                          paid for more than once.

         3.       LIABILITIES.

                  3.1 LIABILITIES NOT ASSUMED. Buyer will not assume or be required to pay any liabilities of Seller.

         4.       REPRESENTATIONS AND WARRANTIES OF SELLER.   Seller, as a
material inducement to Buyer to enter into this Agreement, pay the Purchase Price and consummate the transaction contemplated hereby, makes the following representations and warranties to Buyer:

                  4.1 DUE ORGANIZATION. The Seller and Specialty are corporations duly organized, validly existing and in good standing in the State of Florida and are not doing business in any other state. The Seller and Specialty have the corporate power to own their respective properties and assets and to carry on their business as now presently conducted. Specialty is a wholly-owned subsidiary of Seller.

                  4.2 DUE AUTHORIZATION. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a valid and legally binding agreement of Seller enforceable in accordance with its terms. The Board of Directors of Seller have authorized the execution of this Agreement and the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor

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compliance with any of the provisions hereof, will violate in any material respect any order, writ, injunction or decree of any court or governmental authority, or violate or conflict with in any material respect or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), any provisions of applicable law or the Seller's Articles of Incorporation or Bylaws, the terms, conditions or provisions of any Contract (as defined in Section 4.9, below), note, bond, lease, lien, obligation, agreement, understanding, arrangement or restriction of any kind to which the Seller is a party or by which Seller's properties may be bound, or violate in any material respect any statute, law, rule or regulation applicable to it.

                  4.3 FINANCIAL STATEMENTS. The unaudited financial statements of Specialty at October 31, 1996 and for the year then ended ("Financial Statements") have been previously delivered to Buyer. The Financial Statements are in the form that they may be used for required filings with the Securities and Exchange Commission ("SEC") other than any recasting that may be necessary to provide for a pro forma consolidation with Buyer's financial statements. Such Financial Statements and financial information contained therein, including any of the notes thereto, present fairly the financial condition of Specialty at the dates indicated and for the periods covered, subject to normal year-end audit adjustments which will not be material to Specialty in amount or effect. Such Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied. The books and records of the Specialty, financial and other, are in all material respects complete and correct and have been maintained in accordance with good business and accounting practice applied on a consistent basis.

                  4.4 UNDISCLOSED LIABILITIES. Except for the liabilities set forth on Schedule 4.4 attached hereto (the "Liabilities"), Specialty does not have any liabilities, guarantees or obligations of any nature, fixed or contingent, matured or unmatured, that are not shown, disclosed, reserved or otherwise provided for in its Financial Statements, except for liabilities and obligations arising subsequent to the date of its most recent Financial Statements in the ordinary course of business, none of which individually or in the aggregate is adverse to the business or financial condition of Specialty. All reserves established by Specialty and set forth in its most recent Financial Statements are adequate and there are no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 of the Financial Accounting Standards Board) that are not adequately provided for by Specialty.

                  4.5 MATERIAL ADVERSE CHANGE. Except as set forth in Schedule
4.5 attached hereto, or as otherwise specifically stated in this Agreement, since the date of the most recent Financial Statements, the business of Specialty has been operated in the ordinary course and there has not been any:

                      (1) material adverse change in the business, condition (financial or otherwise), results of operations, prospects, properties, liabilities, earnings or net worth of Specialty;

                      (2) material damage, destruction or loss (whether or not covered by insurance) affecting Specialty, its property, or its business;

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                      (3)      sale, assignment or transfer of any of
Specialty's assets, except in the ordinary course of business;

                      (4) liens, mortgages, security interests, pledges, charges or any other encumbrance (collectively, a "Lien") on or to any of the Assets or the assets owned by Specialty except for current property taxes not yet due and payable;

                      (5) statute, rule, regulation or order adopted by any governmental body, agency or authority (including orders of regulatory authorities with jurisdiction over the Seller or its business) that materially and adversely affects Specialty or its business or financial condition, and which (i) makes the operation of the Specialty illegal or uneconomic or (ii) materially and adversely affects the transaction contemplated in this Agreement or the continuing operations of the Specialty; or

                      (6) other events or conditions of any character that may reasonably be expected to have a materially adverse effect on Specialty, or its business or financial condition.

                  4.6 LITIGATION. Except to the extent disclosed on Schedule 4.6 attached hereto, there are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings, including, without limitation, malpractice claims and Department of Professional Regulation or Board of Medicine investigations, suits, or notices of intent to institute proceedings (collectively, "Legal Proceedings") pending or, to the knowledge of the Seller, threatened against Specialty, the Assets or Specialty's business or assets, or any employees of or independent contractors engaged by Specialty, whether at law or in equity, or before or by any federal, state, municipal, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor does Seller know of a threat of, or any basis for, any such Legal Proceedings. Except as disclosed on Schedule 4.6, Specialty has not received notice of any adverse finding or determination in connection with any review conducted by any entity, commission, board or agency in connection with Medicare or Medicaid or with any health insurer or health care payor.

                  4.7 COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS. Specialty has complied with all federal, state, local and foreign laws, ordinances, regulations and orders applicable to its assets and its business. Specialty has all federal, state, local and foreign governmental authorizations, licenses and permits necessary (collectively, "Permits") for the conduct of its business and all such Permits are listed on Schedule 4.7 attached hereto. Such Permits are in full force and effect and Seller does not know of any violations of any such Permits. No proceedings are pending or, to the knowledge of the Seller threatened, to revoke or limit the use of such Permits. Schedule 4.7 contains a complete and accurate list of all Permits held by Specialty's employed or independent contractor physicians, nurses, technicians and other health care providers (collectively, "Specialty's Professionals"). Specialty's Professionals are duly licensed under the laws of the State of Florida and have complied with all laws, rules and regulations relating to the rendering of services in their respective specialty areas.

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                  4.8 TAX MATTERS.

                      (1) Specialty has filed, with the appropriate governmental entities, within the times and in the manner required by law, including extensions, all Tax Returns (as defined in Section 4.8(3) below), required to be filed by it up to and including the date hereof, or has not been required to so file, being part of a consolidated group, and has maintained all material records with respect to Taxes (as defined in Section 4.8(2) below). Such Tax Returns, if any, accurately reflect all liabilities for Taxes of Specialty for the periods covered thereby. With respect to all taxable periods prior to the date hereof, Specialty has paid all Taxes shown to be due on its Tax Returns and has paid all Taxes required to be paid to the Internal Revenue Service (the "IRS") or any other taxing authority (each constituting a "Taxing Authority") and, to the extent required by generally accepted accounting principles, has set up adequate accruals on the Financial Statements for the payment of all Taxes which have accrued but are not yet payable. Specialty does not have any tax liability which could result in a Lien hereafter being imposed on any of the Assets, except Liens for current Taxes not yet due. There are no audits of any Tax Returns of any of Specialty by any Taxing Authority currently in progress. Except as disclosed on Schedule 4.8(1) attached hereto, Specialty has not received any written notice of deficiency or assessment or proposed deficiency or assessment from any Taxing Authority which has not been paid. Except as disclosed on Schedule 4.8(1) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by Specialty.

                      (2) As used in this Agreement, "Taxes" includes all taxes, charges, fees, levies or other assessments which are imposed or claimed by any federal, state, local or foreign Taxing Authority, including, without limitation, income, capital, excise, property, sales, transfer, employment, payroll, withholding and franchise taxes and all interest, penalties or additions attributable to or imposed on or with respect to such assessments.

                      (3) As used in this Agreement, "Tax Returns" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed by Speciality with any federal, state, local, or foreign Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to Taxes.

                  4.9 CONTRACTS. Schedule 4.9 attached hereto contains a true and complete list and brief description of all written or oral contracts, agreements, leases, mortgages, obligations, understandings, arrangements, restrictions and other instruments to which Specialty is a party or by which it or its assets or the Assets may be bound, including all amendments thereto ("Contracts"). True and complete copies of all Contracts set forth on Schedule
4.9 have been heretofore delivered to the Buyer. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by Seller or Specialty under any of its Contracts. Seller has no knowledge of any default by the other parties to such Contracts. In addition, no violations have occurred pursuant to any Contracts which are loan agreements that could result in the acceleration of such loan agreements or Specialty being required to pay the

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

obligations under such loan agreements other than in the ordinary course, or which could result in the payment of any penalties or amounts other than the payment of principal and interest, or the payment of higher rates of interest than those initially stated in the loan agreements, or which would entitle any other parties to the loan agreements to foreclose or otherwise realize on any security given for the payment of such loan agreements.

                  4.10 TITLE TO PROPERTY AND RELATED MATTERS. Schedule 4.10 is a true and complete list of all the assets used in the operation of Specialty's business which are not owned by Specialty as well as a list of all material tangible assets owned by Speciality. Except as disclosed on Schedule 4.10 attached hereto, the Seller and Specialty have good and marketable title to the Assets or Specialty's assets, as the case may be, free and clear of any Liens except Liens for current Taxes not yet due. All tangible property, other than inventory, forming a part of the Assets and Specialty's assets are in good operating condition and repair, reasonable wear and tear excepted. There does not exist any condition that interferes with the use thereof in the ordinary course of the business of Specialty. Specialty owns no real property except to the extent any trade fixtures owned or improved by it in its place of business constitutes real property. Specialty has an inventory of medical supplies in a quantity customary in a health care practice of its size and type and such inventory is not obsolete or otherwise not merchantable.

                  4.11 LICENSES; TRADEMARKS; TRADE NAMES. Specialty does not use nor does it own any licenses, trademarks, trade names, service marks, copyrights, patents or any applications for any of the foregoing that relates to its business except for the trade name "Institute for Health and Healing" and as disclosed on Schedule 4.11 attached hereto (the "Intellectual Property"). None of the Intellectual Property listed on Schedule 4.11 infringes on the Intellectual Property of any other person nor, to the knowledge of Seller, is any other person infringing on the Intellectual Property nor does it have any knowledge that any other person has asserted a claim to such effect.

                  4.12 CONSENTS. No consent of any federal, state, municipal or other governmental authority is required by Seller for the execution, delivery or performance of this Agreement. Any and all consents which are required to permit the consummation of the transactions contemplated hereby are listed on
Schedule 4.12 attached hereto (the "Consents"). Except as disclosed on Schedule
4.12 attached hereto, no consent of any party to any contract or agreement to which Seller or Specialty is a party or by which any of the Assets or Specialty's assets are subject is required for the execution, delivery or performance of this Agreement by Seller that has not been obtained at the date of this Agreement or by the date of Closing.

                  4.13 EMPLOYEES. Each employee and independent contractor, including Specialty's Professionals (collectively, the "Employees"), of Specialty is listed on Schedule 4.13 attached hereto, along with each Employee's compensation, date of hire, position, and any other materially relevant term of their employment or independent contractor agreement. A true, correct and complete copy of any employment or independent contractor agreement with any Employee, along with all amendments thereto (the "Employment Agreements"), has been previously delivered to Buyer. Except as set forth in Schedule 4.13, the Employment Agreements thereto, or as set forth

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below in subparagraph 4.14, there are no agreements, understandings or expectations of compensation or benefits by any Employee.

                  4.14 EMPLOYEE BENEFIT PLANS.

                       (1) Set forth on Schedule 4.14 attached hereto is a true and complete list of all (i) bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, active, retiree or former employee medical, life, disability or accident benefits (whether or not insured), accrued leave, vacation, sick pay, sick leave, supplemental retirement or unemployment benefit plans, programs, arrangements or practices; and (ii) employment, termination, and severance contracts or agreements, whether or not any such plans, programs, arrangements, contracts, agreements or practices (referred to in clause (i) or (ii)) are in writing or are exempt from the provisions of the Employee Retirement Income Act of 1974, as amended ("ERISA"), which were established, participated in as a subsidiary, maintained or contributed to (or with respect to which an obligation to contribute to has been undertaken) by Specialty since its inception (collectively, the "Employee Benefit Plans").

                              (2)      Except as set forth on Schedule 4.14,
each Employee Benefit Plan has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable laws, including, without limitation, ERISA and the Internal Revenue Code of 1986, as amended (the "Code").

                              (3)      Specialty has no other plans, whether or
not governed by ERISA, nor does it maintain any other programs, arrangements, contracts, agreements or practices to provide any employee benefits, other than those disclosed on Schedule 4.14.

                              (4)      The Seller has delivered or caused to be
delivered to Buyer true and complete copies of all material documents in connection with each Employee Benefit Plan, including, without limitation (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under
Section 501(a) of the Code; (v) Form 5500 for each of the last three years for each Employee Benefit Plan required to file such Form; (vi) the most recently prepared financial statements; and (vii) all contracts relating to each Employee Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and record keeping agreements.

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                  4.15 EMPLOYEE RELATIONS. Specialty is not a party to or
subject to any collective bargaining agreements with respect to any Employee or otherwise. No material controversies, disputes or proceedings are pending or threatened against Specialty and any Employee (singly or collectively). Specialty currently complies in all material respects with the applicable laws, rules and regulations relating to employment and employment practices, including, without limitation, equal employment opportunities, and has not and is not engaged in any unfair labor practice or discriminatory employment practice. Specialty has not received any notice alleging the failure to comply in any material respect with any such laws, rules or regulations.

                  4.16 INSURANCE. Schedule 4.16 attached hereto sets forth a true and complete list and brief description of all policies of insurance (including all bonding arrangements) owned or held by Specialty (the "Policies"). The premiums with respect to such Policies owned by Specialty are fully paid through the date hereof (and will remain fully paid through the Closing Date) and all such Policies owned by Specialty are in good standing and in full force and effect. Such Policies, with respect to their amounts and types of coverage, are adequate to insure against all material risks to which Specialty is normally exposed in the operation of its business and against which it is customary to insure except to the extent Specialty is covered by policies of insurance owned by Seller. Neither Seller nor Specialty have been advised that any of their policies of insurance will be canceled or not renewed.

                  4.17 ENVIRONMENTAL MATTERS. Except as set forth in Schedule
4.17 attached hereto, Specialty has not been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, any laws or regulations governing the generation, use, collection, discharge or disposal of Hazardous Materials (as defined below) either now or at any time. Specialty has complied in all material respects with all Environmental Laws (as defined below). Also set forth in Schedule 4.17 is a list of all permits or licenses of the Specialty to generate, store, transport or otherwise handle Hazardous Materials. For purposes of this Section 4.17 "Hazardous Materials" shall mean materials defined as "hazardous substances," "hazardous wastes," "bio- hazardous wastes" or "solid wastes" in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss. 9601-9657, and any amendments thereto ("CERCLA"), (ii) the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901-6987 and any amendments thereto ("RCRA"), and (iii) any similar Federal, state or local environmental statute or regulation, including, without limitation, bio-hazardous or medical waste statutes or regulations, (together with CERCLA and RCRA, the "Environmental Laws").

                  4.18 POWERS OF ATTORNEY, SURETYSHIPS, ETC. Schedule 4.18 contains a true and complete list showing (i) the names of all persons holding powers of attorney from Specialty and a summary statement of the material terms thereof, (ii) the names of all persons standing in the position of surety to, or otherwise holding rights or subrogation against Specialty under a performance, surety or other bond or similar instrument and a summary statement of the material terms thereof, (iii) the names of all persons authorized to sign on credit or charge cards in the name of Specialty and a list of the related cards, and (iv) a list of all bank, financial institution, brokerage, mutual fund accounts,

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and safety deposit boxes maintained in the name of Specialty and the authorized signers on all of these accounts.

                  4.19 [RESERVED]

                  4.20 HEALTH CARE FACILITIES. Specialty's Professionals maintain in good standing staff memberships or similar affiliations with the health care facilities listed on Schedule 4.20 attached hereto.

                  4.21 MEDICARE/MEDICAID. Except as disclosed on Schedule 4.21 attached hereto:

                       (1) the operations of Specialty have complied in all material respects with all laws relating to Medicare and/or Medicaid, including, but not limited to, 42 U.S.C. ss. 1320(a) - 7(a) ET SEQ., 42 U.S.C. ss. 1320(a) - 7(b) ET SEQ., 31 U.S.C. ss. 3729, and any other federal or state provision relating to the filing of false claims or payments for referrals, and there is not and will not be any liability arising from or related to any violations thereof prior to Closing, and Seller has no knowledge of any violations thereof;

                       (2) neither Seller nor Specialty has received any notice from any governmental body or other person alleging any failure to comply with any law, rule or regulation;

                       (3) Seller or Specialty has timely filed, in a complete and correct manner all requisite claims and other reports required to be filed in connection with all state and federal Medicare and/or Medicaid programs which are due on or before the date hereof;

                       (4) there are no claims, actions, payment reviews, or appeals pending or threatened before any commission, board or agency, including, without limitation, any intermediary or carrier, the Administrator of the Health Care Financing Administration, or the Florida Department of Health and Rehabilitative Services or any other state or federal agency with respect to any Medicare or Medicaid claims filed by Specialty on or before the date hereof or program compliance matters, which would adversely affect Specialty, or the consummation of the transactions contemplated hereby; and

                      (5) no validation review or program integrity review related to the Seller or Specialty has been conducted by any commission, board or agency in connection with the Medicare or Medicaid program, and no such reviews are scheduled, pending nor threatened against or affecting Specialty or the consummation of the transactions contemplated hereby.

                Specialty's Medicare Provider Number is 10-4583.

                  4.22 AUDITS/ACCOUNTINGS. Except as disclosed on Schedule 4.22 attached hereto, there are no audits, accountings or payment reviews pending or threatened in connection with any agreements with physicians or with insurance companies, managed care plans, employers, or other

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third party payors (collectively, "Third Parties"), and except as disclosed on
Schedule 4.22, all amounts owed under any such agreements have been appropriately reconciled and there are no outstanding balances. Specialty is not a party to any risk-pooling agreements or arrangements whatsoever.

                  4.23 CERTAIN BUSINESS RELATIONSHIPS. Except as disclosed in
Schedule 4.23 attached hereto, Seller does not (i) own any property right, tangible or intangible, which is used in the course of the business of Specialty; (ii) has any claim or cause of action against the Assets or any property of Specialty; or, (iii) except in the ordinary course of business, owes or is due any money to or from Specialty.

                  4.24 GOOD HEALTH. To Seller's knowledge, all of Specialty's Professionals are in good physical and mental health and do not suffer from any illnesses or disabilities or drug or alcohol abuse which could prevent any of them from fulfilling their professional responsibilities as presently constituted.

                  4.25 BROKERAGE FEES. Neither Seller nor Specialty has incurred, and will not incur, any liability for brokerage or finder's fees or similar charges in connection with this Agreement.

                  4.26 FULL DISCLOSURE. The information about Specialty's businesses and properties and the Assets previously disclosed to the Buyer by Seller or disclosed in the Schedules to this Agreement does not contain any untrue statement of a material fact or omit to state a material fact required or necessary to be stated therein to make the statements made therein, in light of the circumstances in which they were made, not misleading. Seller acknowledges that it has a duty from the date hereof and through the Closing Date to update all schedules to this Agreement in regard to any material adverse changes or additions to the matters adverse disclosed therein without the necessity of a written request therefore.

                  4.27 SPECIALTY COMMON STOCK. Specialty has 10,000 shares of authorized Common Stock, par value $0.01 per share, of which 100 shares are issued and outstanding. All such issued and outstanding shares are fully paid and non-assessable and are free and clear of all liens, charges and encumbrances. Specialty has no outstanding warrants, options or other rights to purchase its capital stock and has no agreements to issue any such capital stock, warrants, options or other rights.

                  4.28 LEASES. The Lease for Office Space dated February 6, 1995 by and between Ropal, Ltd. as landlord and Specialty as tenant regarding Suite 164, 1300 Park of Commerce Boulevard, Delray Beach, Florida and the Lease for Office Space dated October 23, 1995 by and between Ropal, Ltd. and Specialty regarding Suite 161 at the same address (collectively, "the "Leases") are in full force and effect. Specialty is not in material default of any term or condition of the Leases (whether with or without notice, lapse of time or the happening or occurrence of any other event) and to Seller's knowledge Ropal, Ltd. is not in material default of any term or condition of the Leases. Complete and correct copies of the Leases, including all amendments thereto, have been

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given to Buyer. The security deposits held by Ropal, Ltd. are the property of
Specialty and Seller on its own behalf and that of its affiliates waives any claim thereto.

                  5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer, as a material inducement to the Seller to enter into this Agreement and consummate the transactions contemplated hereby, make the following representations and warranties to the Seller:

                  5.1 DUE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing in the State of Florida, and is qualified to do business in every state in which the failure to be so qualified would have a material adverse effect on its business or properties. Buyer has the corporate power to own its property and assets and to carry on its businesses as now presently conducted.

                  5.2 DUE AUTHORIZATION. This Agreement has been duly authorized, executed, and delivered by Buyer, and constitutes a valid, and legally binding agreement of Buyer, enforceable in accordance with its terms and has been approved by the Board of Directors of Buyer. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will violate in any material respect any order, writ, injunction or decree of any court or governmental authority, or violate or conflict with in any material respect or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), any provisions of applicable law or the Buyer's Articles of Incorporation or By-laws, the terms, conditions or provisions of any note, bond, lease, mortgage, obligation, agreement, understanding, arrangement or restriction of any kind to which the Buyer is a party or by which it or its properties may be bound, or violate in any material respect any statute, law, rule or regulation applicable to it.

                  5.3 CONSENTS. No consent of any federal, state, municipal or other governmental authority is required by the Buyer for the execution, delivery or performance of this Agreement by the Buyer. No consent of any party to any contract or agreement to which Buyer is a party or by which any of its property or assets are subject is required for the execution, delivery or performance of this Agreement by Buyer that has not been obtained at the date of this Agreement on the date of Closing.

                  5.4 PULMONARY PROGRAM. Buyer acknowledges that the pulmonary program currently used by Specialty is not owned by Specialty and rights to such pulmonary program are not being acquired as an asset of Speciality.

                  6. COVENANTS OF SELLER AND BUYER.

                  6.1 MAINTAIN BUSINESS. Prior to the Closing Date, the Seller shall:

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



                       (1) not suffer or permit Specialty to engage in any practice, take any action, embark on any course of action, or enter into any transaction outside the ordinary course of business without the prior written consent of the Buyer;

                       (2) keep Specialty 's business, Permits, and properties and the Assets substantially intact, including Specialty's present operations, physical facilities, working conditions, and relationships with licensees, lessees, licensor, suppliers, patients, customers and employees;

                       (3) not suffer or permit any salary or compensation increase, dividends or loans to any officers or directors of Specialty without the prior written consent of the Buyer which prohibition shall not extend to other employees in the ordinary course of business;

                       (4) not contact any third party for the purpose of soliciting or arranging for the solicitation of any proposals involving a business combination, equity financing, sale of the Assets, or of Specialty, suffer or permit issuance of additional securities by Specialty or the merger, consolidation or any other capital transaction outside the ordinary course of business of Specialty; and

                       (5)      obtain all required Consents.

                  6.2 PAYABLES. Seller will be liable for and pay all liabilities of Specialty incurred before the Closing Date regardless of when invoiced. Upon receipt of an invoice for such a payable Seller will timely pay the invoice. Speciality at its option may pay such an invoice and upon Specialty's request to Seller for reimbursement Seller shall promptly reimburse the payment to Specialty.

                  6.3 RECEIVABLES. Specialty shall collect as Seller's agent all receivables arising from Specialty's services rendered before the Closing Date. As such receivables are collected Specialty shall promptly pay the amounts to Seller.

                  6.4 HCFA AUDITS. Seller shall be fully liable for, or shall receive the benefit of, as the case may be, the results of any Health Care Financing Administration ("HCFA") final cost report audits for the years ended October 31, 1995 and 1996. Seller shall be fully liable for, or shall receive the benefit of, as the case may be, 25% of the results of the HCFA final cost report audit for the year ending October 31, 1997.

                  6.5 EQUIPMENT LEASES. Seller will use its best efforts to cause the following equipment leases to be assigned to Specialty: (1) RFB System equipment, a 60-month lease from Affiliated Capital Corp. as lessor, dated October 10, 1996; (2) KIN-COM AP with Graphic Plus System equipment, 60-month lease from Clearlake Financial Corp. as lessor, dated May 23, 1996 (collectively, the "Equipment Leases"). Until the Equipment Leases are assigned to Specialty, Specialty may use said equipment at no charge.

         7. CLOSING. The Closing shall occur within ten business days after the last of the conditions to Closing in Sections 9 and 10 have been satisfied or waived but not later than January 31, 1997 (the "Closing Date"). If the transaction contemplated herein is unable to be timely consummated by the Closing Date, without fault by any party hereto, this Agreement shall be of no further force and effect and all rights and obligations of the parties shall terminate without liability of either party to any other party. The Closing shall take place at 10:00 a.m. on the date set by Buyer in conformity with this
Section 7 at the offices of counsel to Buyer or such other time and place as the parties shall mutually agree.

         8. MANAGEMENT AGREEMENT. Seller shall at Closing enter into a management agreement with Buyer substantially in the form set forth in Exhibit A attached hereto (the "Management Agreement").

         9. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. All obligations of the Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or all of which may be waived in writing by the Buyer:

                  9.1 CORPORATE APPROVAL. The Board of Directors of the Seller shall have approved the execution of this Agreement and the transactions contemplated hereby.

                  9.2 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties by the Seller contained in this Agreement or in any certificate or document delivered to the Buyer pursuant to the provisions hereof shall be true in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

                  9.3 COMPLIANCE WITH CONDITIONS. Seller shall have performed and complied in all respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  9.4 OFFICER'S CERTIFICATE. There shall be delivered to the Buyer an officer's certificate of Seller to the effect that all of the representations and warranties of the Seller set forth herein are true and complete in all respects as of the Closing Date, and that the Seller has complied in all material respects with its covenants and agreements set forth herein required to be complied with by the Closing.

                  9.5 EXECUTION OF AGREEMENTS. Consul-Med of South Florida, Inc., a Florida corporation, shall have executed and delivered the Management Agreement.

                  9.6 NO ADVERSE CHANGES. No material adverse change from the date hereof shall have occurred in the Assets or Specialty's liabilities, condition, financial or otherwise, or business or in the results of operation of Specialty either in the aggregate or taken individually.

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

                  9.7 NO LEGAL RESTRAINTS. There shall be no court order restraining or prohibiting consummation of the transaction contemplated herein or any pending proceeding brought by or before any governmental commission, board, agency or body seeking to restrain or prohibit consummation of the transaction contemplated herein.

                  9.8 CONSENTS. The Seller shall have obtained all required Consents.

                  10. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER. All obligations of the Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date (unless otherwise stated herein), of each of the following conditions, any one or all of which may be waived in writing by the
Seller:

                  10.1 CORPORATE APPROVAL. The Board of Directors of Buyer shall have approved the execution of this Agreement.

                  10.2 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Buyer contained in this Agreement or in any certificate or document delivered to the Seller or pursuant to the provisions hereof at the Closing shall be true in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

                  10.3 COMPLIANCE WITH CONDITIONS. Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  10.4 OFFICER'S CERTIFICATE. There shall be delivered to the Seller an officer's certificate of the Buyer to the effect that all of the representations and warranties of the Buyer set forth herein are true and complete in all respects as of the Closing Date, and that Buyer has complied in all material respects with its covenants and agreements set forth herein required to be complied with by the Closing.

                  10.5 NO LEGAL RESTRAINT. There shall be no court order restraining or prohibiting consummation of the transaction contemplated herein or any pending proceeding brought by or before any governmental commission, board, agency or body seeking to restrain or prohibit consummation of such transaction.

                  10.6 DELIVERY OF AGREEMENTS. Specialty shall have executed and delivered the Management Agreement.

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

                  11. INDEMNIFICATION.

                  11.1 INDEMNIFICATION BY THE SELLER. Seller (the "Indemnifying Party"), shall indemnify, defend and hold Buyer (the "Indemnified Party") harmless from all claims, losses, damages, costs and expenses incurred by the Indemnified Party, including, without limitation, all reasonable legal fees incurred in investigating, litigating (at trial or appellate level) or otherwise resolving any dispute (collectively, "Damages"), arising out of or in connection with any of the following:

                       (1) any material breach of any representation or warranty made by the Seller in this Agreement or in any certificate or document delivered to Buyer pursuant hereto;

                       (2) any breach of any covenant, agreement or obligation to be performed by the Seller contained in this Agreement; or

                       (3) any act or omission by the Seller or Specialty arising out of any fact or circumstance occurring prior to the Closing Date.

                  11.2 INDEMNIFICATION BY BUYER. Buyer, (the "Indemnifying Party"), shall indemnify, defend and hold the Seller (the "Indemnified Party") harmless from all claims, losses, damages, costs and expenses incurred by the Indemnified Party, including, without limitation, all reasonable legal fees incurred in investigating, litigating (at trial or appellate level) or otherwise resolving any dispute (collectively, "Damages"), arising out of or in connection with any of the following:

                       (1) any material breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered to the Seller pursuant hereto; or

                       (2) any breach of any covenant, agreement or obligation to be performed by Buyer contained in this Agreement.

                  11.3 THIRD PARTY CLAIM PROCEDURE. If a third party (including, without limitation, a governmental entity) asserts a claim against an Indemnified Party and indemnification in respect of such claim is sought under the provisions of this Section, the Indemnified Party shall promptly (but no later than 15 business days prior to the time when an answer or other responsive pleading or notice with respect to the claim is required) give written notice to the Indemnifying Party of such claim. The Indemnifying Party shall have the right at its election to take over the defense or settlement of such claim by giving prompt written notice to the Indemnified Party at least five business days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel or representatives of its choosing (subject to the Indemnified Party's approval of such counsel or representatives, which approval shall not be unreasonably withheld), shall be responsible for the expenses of such defense, and shall be bound by the results of its defense or settlement of claim to the extent it produces Damages to the Indemnified Party. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party and no such settlement involving any equitable relief or which might have a material and adverse effect on the Indemnified Party shall be agreed to without the written consent of the Indemnified Party. So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense. If the Indemnifying Party does not make such election, or having made such election does not proceed diligently to defend such claim, or does not continue diligently to contest such claim, or does not make the financial arrangements described in the immediately preceding sentence, then the Indemnified Party may (but is not obligated to), upon 10 business days' written notice and at the expense of the Indemnifying Party, take over the defense of and proceed to handle such claim in its exclusive discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. The parties shall cooperate in defending such third party claims and the defending party shall have access to records, information and personnel in control of the other party or parties which are necessary and pertinent to the defense thereof.

         12. DOCUMENTS AT CLOSING.

                  At the Closing, the following transactions shall occur, all of which shall be deemed to occur simultaneously:

                  12.1 DELIVERY BY SELLER. Seller will deliver to Buyer the following:

                       (1) A Bill of Sale substantially in the form attached hereto as Exhibit B executed and delivered by Seller conveying to Buyer the Assets, if any other than the Common Stock of Specialty, along with any other documents or instruments of conveyance which may be reasonably requested by Buyer;

                       (2) Stock Certificate No. 1 for 100 shares of the Common Stock, par value $0.01 per share, of Specialty duly endorsed in blank for transfer;

                       (3) a certificate of the Seller's President to the effect that all representations and warranties made by the Seller under this Agreement are true and correct as of the Closing Date, as though originally given to Buyer on said date;

                       (4) a certificate of good standing for Specialty from the Florida Secretary of State, dated within two weeks of the Closing Date, to the effect that such corporation is in good standing under the laws of Florida;

                       (5) Board of Directors resolutions certified by the Secretary of Seller dated on the Closing Date authorizing the transactions contemplated under this Agreement;

                       (6)      the Management Agreement executed by Seller;

                       (7)      the executed Consents, if any; and

                       (8) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or that may be reasonably requested by Buyer in furtherance of the provisions of this Agreement.

                  12.2 DELIVERY BY BUYER. Buyer will deliver to the Seller the following:

                       (1)      $500,000 by wire transfer or cashier's check;

                       (2) a certificate of the Buyer's President to the effect that all representations and warranties made by Buyer under this Agreement are true and correct as of the Closing Date, as though originally given to the Seller on said date;

                       (3) a certificate from the Secretary of State of Florida dated within two weeks of the Closing Date that Buyer is in good standing under the laws of Florida;

                       (4) resolutions of the Board of Directors certified by the Secretary of the Buyer, all dated on the Closing Date authorizing the transactions contemplated under this Agreement; and

                       (5) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement, or that may be reasonably requested by Seller in furtherance of the provisions of this Agreement.

         13.      NOTICES.

                  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery or prepaid first class certified mail, return receipt requested, to the following addresses, or such other addresses as are given to the other parties to this Agreement in the manner set forth herein:

                  (a)         If to the Buyer, to:

                                       Jeffrey Binder, Chairman
                                       HP America, Inc.
                                       9350 S. Dixie Highway, Suite 1220
                                       Miami, Florida 33156
                              with a courtesy copy to:

                                       Richard M. Spector, Esq.
                                       Adorno & Zeder, P.A.
                                       Suite 1600
                                       2601 S. Bayshore Drive
                                       Miami, FL 33133

                  (b)         If to the Seller, to:

                                       Alan I. Miller, M.D., President
                                       Consul-Med, Inc.
                                       3275 W. Hillsboro Rd., Suite 207
                                       Deerfield Beach, FL 33442

                              with a courtesy copy to:

                                       David Brenner, Esq.
                                       4601 Ponce de Leon Blvd., Suite 110
                                       Coral Gables, FL 33146

Any such notices shall be effective when delivered in person or one business day after being sent by overnight delivery or three business days after being sent by certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

         14. FURTHER ASSURANCES. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such further action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

         15. COSTS AND EXPENSES. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein, regardless of whether or not the transactions contemplated herein are consummated.

         16. SURVIVAL OF SUCCESSORS. All covenants and agreements by or on behalf of the parties hereto that are contained or incorporated in this Agreement shall bind and inure to the benefit of the successors and assigns of all parties hereto.

         17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

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

         18. AMENDMENT. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

         19. ASSIGNMENT. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

         20. CHOICE OF LAW. This Agreement shall be interpreted, construed and enforced in accordance with the internal and substantive laws of the State of Florida, without regard to any conflict of law provisions.

         21. HEADINGS. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         22. GENDER AND NUMBER. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require. Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

         23. CONSTRUCTION. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

         24. EFFECT OF WAIVER. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

         25. SEVERABILITY. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

         26. ENFORCEMENT. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs. Any suit, action or proceeding with respect to this Agreement shall be brought in a court of competent jurisdiction located in Dade County in the State of Florida or in the U.S. District Court for the Southern District of Florida. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be Dade County, Florida. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Dade County, Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Dade County, Florida, has been brought in an inconvenient forum.

         27. NO THIRD-PARTY BENEFICIARIES. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

         28. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         IN WITNESS THEREOF, the parties have executed this Agreement on the date and year first above written.

                              CONSULT-MED, INC.


                              By:  /s/ ALAN I. MILLER, M.D.
                                   ------------------------------------
                                   Alan I. Miller, M.D., President


                              CONSOLIDATED MEDICAL CENTERS,
                              INC.


                              By:  /s/ MICHAELE MORRISON
                                   ------------------------------------------
                                   Michaele Morrison, Chief Operating Officer

                                       20